Exhibit 10.1

Summary Information
Director: Gregory T. Barmore
Date of Grant: November 18, 2005
Stock Option Plan: 1993 Non-Employee Director Plan
Exercise Price: $2.40/Share (FMV on date of grant)
Expiration: November 18, 2012, 12:00 a.m.
Total # Shares subject to grant: 20,000

Conditions: Grant is subject to and conditioned upon shareholder approval of the First Amendment to the Third Amended and Restated 1993 Stock Option Plan for Non-Employee Directors of ICO, Inc. within one year after the Date of Grant.

Vesting (provided that above Conditions are satisfied):
1,666 Shares shall be deemed 100% vested on the Date of Grant.
1,666 Shares vest on November 30, 2005 (provided Barmore serves as Chairman on that date)
1,666 Shares vest on December 31, 2005 (provided Barmore serves as Chairman on that date)
1,666 Shares vest on January 31, 2006 (provided Barmore serves as Chairman on that date)
1,666 Shares vest on February 28, 2006 (provided Barmore serves as Chairman on that date)
1,666 Shares vest on March 31, 2006 (provided Barmore serves as Chairman on that date)
1,666 Shares vest on April 30, 2006 (provided Barmore serves as Chairman on that date)
1,666 Shares vest on May 31, 2006 (provided Barmore serves as Chairman on that date)
1,666 Shares vest on June 30, 2006 (provided Barmore serves as Chairman on that date)
1,666 Shares vest on July 31, 2006 (provided Barmore serves as Chairman on that date)
1,666 Shares vest on August 31, 2006 (provided Barmore serves as Chairman on that date)
1,674 Shares vest on September 30, 2006 (provided Barmore serves as Chairman on that date)

STOCK OPTION AGREEMENT

This AGREEMENT is made and effective this 18th day of November, 2005 (the “Date of Grant”), between ICO, Inc., a Texas corporation (the “Company”), and Gregory T. Barmore (“Director”), Chairman of the Company’s Board of Directors.

1. Subject to Shareholder Approval of Plan Amendment. This Agreement is subject to and conditioned upon ICO, Inc. shareholder approval of the First Amendment to the Third Amended and Restated 1993 Stock Option Plan for Non-Employee Directors of ICO, Inc. (the “Amendment”) within one year after the Date of Grant. The Amendment was approved by the Board of Directors on November 18, 2005, prior to the Board’s approval of this grant. In the event that the Company’s shareholders do not approve the Amendment as set forth in this paragraph, this Agreement shall be null and void, and shall have no effect.

2. Grant of Option. To carry out the purposes of ICO, Inc.’s 1993 Stock Option Plan for Non-Employee Directors, (the “Plan”), by affording Director the opportunity to purchase shares of the common stock of the Company (“Shares”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Director hereby agree to the terms of grant set forth herein. The Company hereby grants to Director the right to purchase all or any part of an aggregate of 20,000 Shares (such right to purchase 20,000 Shares at the purchase price set forth in paragraph 3 below being referred to herein as this “Option”), on the terms and conditions set forth herein and in the Plan, as such Plan may be amended or supplemented from time to time, and which Plan is incorporated herein by reference as a part of this Agreement, and subject to the conditional vesting described below. This Option shall not be treated as an incentive stock option within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Purchase Price. The purchase price of the Shares that may be purchased by Director pursuant to the exercise of this Option shall be $2.40 per Share, which has been determined to be not less than the fair market value of the Shares on the Date of Grant of this Option. For the purpose of this Agreement, the “fair market value” of the Shares shall be determined in accordance with the definition of “fair market value” contained in the Plan.

4. Exercise of Option / Vesting Schedule. This Option shall vest and may be exercised, in whole or part, according to the schedule described below.

This Option may be exercised in whole or part, by written notice to the Company at its principal executive office addressed to the attention of its General Counsel, at any time and from time to time after the Date of Grant hereof, provided that the Option or portion thereof has vested and may be purchased in accordance with the following schedule:

Vesting Date	Number of Shares That Vest and May Be Purchased
Date of Grant (November 18, 2005)	1,666 Shares*
November 30, 2005	1,666 Shares*
December 31, 2005	1,666 Shares*
January 31, 2006 February 28, 2006	1,666 Shares* 1,666 Shares*
March 31, 2006	1,666 Shares*
April 30, 2006	1,666 Shares*
May 31, 2006	1,666 Shares*
June 30, 2006	1,666 Shares*
July 31, 2006	1,666 Shares*
August 31, 2006	1,666 Shares*
September 30, 2006	1,674 Shares*

*Vesting is conditioned upon the conditions described in both clauses (a) and (b) below:

a) Vesting is conditioned upon shareholder approval of the Amendment, described in paragraph 1 above. Therefore any options to purchase Shares that are deemed vested per the above schedule prior to the date of shareholder approval of the Amendment shall not be exercisable by Director unless and until shareholder approval of the Amendment occurs within the time frame set forth in paragraph 1. In the event that shareholder approval of the Amendment does not occur within one year after the Date of Grant, none of the options to purchase Shares shall vest, and all of the Option shall terminate and shall not be exercisable by Director.

b) Vesting is also conditioned upon Director continuing to serve as Chairman of the Board of Directors of the Company during the month prior to and including the referenced Vesting Date. In the event that Director’s tenure as Chairman terminates prior to a specified Vesting Date, a pro-rated number (rounded-up for any fractional Share) of Shares shall vest during the month when Director’s service as Chairman ends. (For example only, if Director ceases to serve as Chairman of the Board on June 15, 2006, only 833 Shares shall vest in connection with the month of June 2006, representing 15/30 of 1,666 Shares that would otherwise have vested during that month.) Any Options to purchase Shares that have not vested as of the date of the end of Director’s tenure as Chairman shall terminate and shall not be exercisable by Director.

5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Director. In the event of conflict between any of the provisions in this Agreement and provisions in the Plan, the provisions of the Plan will govern.

6. Governing Law and Dispute Resolution. This Agreement and the Option granted hereunder, shall be governed by, and construed in accordance with the laws of the State of Texas, without regard to its principles of conflicts of law. Any and all controversies, claims and differences arising out of or relating to the Option granted under this Agreement which cannot be settled by good faith negotiation between the parties will be finally settled by binding arbitration brought within three (3) months of the termination of the Option, with the date of termination to be governed by the provisions of the Plan and this Agreement. The binding arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association (“AAA”), by one arbitrator. In the event of any conflict between such rules and this paragraph, the provisions of this paragraph shall govern. Upon the written demand of either party, the parties shall appoint a single arbitrator acceptable to both parties. Arbitration proceedings shall be held in Houston, Texas. The decision of the arbitrator shall be final and binding upon the parties hereto, not subject to appeal, and shall deal with the questions of interest, cost of the arbitration, and all matters relevant thereto. Judgment upon the award or decision rendered by the arbitrator may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof as the case may be.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto and duly authorized, and Director has executed this Agreement, to be effective as of the Date of Grant set forth above.

ICO, INC.

By:	/s/ A. John Knapp, Jr.
A. John Knapp, Jr.
President and Chief Executive Officer

DIRECTOR

/s/ Gregory T. Barmore
Gregory T. Barmore